FOR IMMEDIATE RELEASE


                     ANICOM ADOPTS STOCKHOLDER RIGHTS PLAN;
                  MANAGEMENT ADDRESSES RECENT STOCK PERFORMANCE


         Rosemont, Illinois, March 18, 1999 -- Anicom, Inc. (Nasdaq: ANIC), today announced that its Board of Directors has adopted a Stockholder Rights Plan.

         Scott C. Anixter, Chairman and CEO, stated that "the Board adopted the new Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan was not adopted in response to any specific effort to acquire control of the Company. The Plan is intended to assure that stockholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company." Mr. Anixter further stressed that "the Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Company's Board and its stockholders of their ability to determine the destiny of the Company."

         Under the Plan, preferred stock purchase rights will be distributed to stockholders of record as of March 31, 1999, at the rate of one Right for each outstanding share of the Company's common stock. Generally, the Rights will not be triggered unless a person or group acquires 15% or more of the Company's common stock or announces a tender offer upon consummation of which such person or group would own 15% or more of the common stock. The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Rights or redeem the Rights at $0.01 per Right at any time prior to the time a person or group has acquired 15% of the Company's common stock. Additional detail regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

         In response to inquiries from stockholders and analysts regarding the recent level of the Company's share price, Mr. Anixter also added: "Anicom's fundamental performance and outlook remain strong. Our management believes that Anicom's shares are undervalued at their current market price. We are committed to maximizing operating leverage through efficiencies that we believe will result in operating margin improvements. For 1999, we have undertaken a series of initiatives to enhance profitability, including: tightened expense controls, a strategic focus on core components to achieve higher margins, maximizing cash flow through receivables and inventory management, consolidation of facilities and stronger vendor relationships. With an underleveraged balance sheet and a Year 2000 compliant information technology system, we believe Anicom is well positioned to achieve its long term strategic and financial goals."

         Anicom, Inc. (Nasdaq: ANIC), is a leader and specialist in the distribution of multimedia technology products throughout North America. Headquartered in Rosemont, Illinois, Anicom provides products that "interconnect the Internet" and serve as a vital link to the ever-growing global communications industry.

         In compliance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, the Company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Resale Prospectus dated December 2, 1998 and in Anicom's Annual Report on Form 10-K for the year ended December 31, 1997. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, general economic and

                                    - more -

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Anicom, Inc.


business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from national and regional distributors, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand and Anicom's ability to operate effectively in geographical areas in which it has no prior experience. Words such as "believe," "feel" and "expect" and words of similar effect used in this press release as they relate to Anicom or its management are generally intended to identify such forward-looking statements.